Exhibit 99.1

               -- WITH LOGO -- TO BUSINESS AND TECHNOLOGY EDITORS:

         NEOMAGIC(R) CORPORATION ANNOUNCES CONVERSION OF PREFERRED STOCK

    SANTA CLARA, Calif., Dec. 12 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), today announced that all of its Mandatorily Redeemable Series B Convertible Preferred Stock (the "Series B Preferred Stock") was converted into 869,565 shares of common stock on December 9, 2005. As a result, NeoMagic no longer has Series B Preferred Stock outstanding. The equitization of the Series B Preferred Stock enhances NeoMagic's balance sheet by eliminating $3.4 million that was treated as debt.

    About NeoMagic
    NeoMagic Corporation delivers mobile solutions that enable new and exciting multimedia features for handheld devices. These solutions are delivered with the best combination of low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a digital mobile TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile TV standards including ISDB-T, DMB, and DVB-H. For its complete system solution, NeoMagic provides multiple operating system ports with customized drivers for the MiMagic product family. In addition, the Company has developed a suite of middleware and sample applications for video and audio functionality. NeoMagic has a patent portfolio of 22 patents that cover NeoMagic's proprietary array processing technology and embedded DRAM technology. Headquartered in Santa Clara, California, NeoMagic has research and development centers in Israel and India. Information on the Company may be found on the World Wide Web at www.neomagic.com .

    NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.
    (Logo: http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO )

SOURCE  NeoMagic Corporation
    -0-                             12/12/2005
    /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-486-3879/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.neomagic.com /
    (NMGC)